EXHIBIT 10.(iv) ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement") is made and entered into as of this 7th day of November, 1997 by and between Juina Mining Company, Inc., a Nevada corporation ("Buyer"), and Mineracso Julna Mirim Ltda., a Brazilian company ("Seller").

RECITALS

WHEREAS, Seller owns certain mineral property known as 'Property 1000* located In the State of Mato Grosso, Brazil, described in the Brazilian National Department of Mineral Productions File Number 866.787/85 (the "Property"), as more particularly described in Exhibit A to this Agreement; and

WHEREAS, Seller desires to sell and Buyer desires to purchase a 70% working Interest In the Property (the "Acquired Assets") on the terms and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals and the mutu,31 covenants, conditions, representations and warranties hereinafter set forth, the parties agree as follows:

1. Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase from Seller, at the closing on August 10, 1997, or on such earlier or later date as May DO mutually agreed upon by the Buyer and the Seller ("Closing Date").

2. Assumption of Obligations and Liabilities. On the Closing Date, Buyer shall not assume or Eigree lo pay or otherwise perform any obligations or liabilities of Sellers.

3. Purchase Price. As consideration for the sale, conveyance, assignment, transfer and delivery of the Assets, Buyer agrees to issue and deliver to Seller on the Closing Date, four million five hundred thousand (4,500,000) shares of its privately held Common Stock, $.001 par value per share (the 'Shares"). After the Buyer becomes publicly traded, the Shares will be exchanged one for one Into Common Shares of Restricted Rule 144 publicly traded stock. Seller and Buyer agree to execute any other documents, representations and warranties required to qualify the issuance of the shares pursuant to Rule 144 of the Securities
Act of 1933.

4. Closing. The closing shall take place on the Closing Date at the United States offices of the Buyer at the offices of Juina Mining Company, Avenida Novo do Maio, PCA Da Biblio, Juina, MT., Brazil at 4:00 p.m. local time or such other time and place as the parties may agree upon in writing.

5. Deliveries at Closing. At the closing on the Closing Date:

(a) Peller shall deliver to Buyer such deeds, assignment.3 and other instruments of sale, conveyance, assignment and trar.sfer as are sufficient in the opinion of Buyer and its counsel to vest In Buyer and Its successors or assigns the absolute, legal and equitable titlea to all of the Acquired Assets.

(b) Buyer shall deliver to Seller stock certificates representing four million five hundred thousand (4,500,000) shares of Buyers Common Stock.

6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that:

(a) Seller is a limited partnership duty organized, validly existing and In good standing under the laws of the Country of Brazil. Seller has the requisite power and authority to own and operate its assets, properties and business and to carry on Its business as now conducted.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duty authorized and approved by the owners of the Seller, and, when executed by the authorized representative of Seller, this Agreement will constitute a legal, valid and binding agreement of
Seller, except as such enforcement may be limited by bankruptcy, Insolvency or similar laws affecting creditors' rights generally or by the scope of equitable remedies which may be available.

(c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result In a loss of rights under, or result In the creation of any lien, charge or encumbrance upon, any of the Acquired Assets pursuant to (i) Seller's Articles of Incorporation, by laws or other charter documents, (ii) any franchise, mortgage, deed of trust. ease, license, permit, agreement, instrument of undertaking to which Seller is a party or by which It or any of Its properties are bound, or (ii) any statute, rule, regulation, order, judgment, award or decree.

(d) Seller has good and marketable title to the Property and the Acquired Assets, free and clear of any liens or encumbrances, and has the full right, power and authority to convey the Acquired Assets to the Buyer free and clear of all such liens, claims and encumbrances, other than the 30% carried working
Interest In the Property being retained by the Seller and its affiliates.

(e) Seller is not subject to any material liability, absolute or contingent, which has not been disclosed to the Buyer in writing.

(f) To the best of Seller's knowledge, there is no suit, claim, action or proceeding now pending or threatened before any court, administrative or regulatory agency or any basis for such a claim which may result in any judgment, order, decree, liability or other determination which could have an adverse effect, financial or otherwise, upon the Acquired Assets. No such judgment, order or decree has been entered, which has or could have such effect.
(g) To the best of Seller's knowledge, Seller has all licenses and permits necessary to conduct mining operations on the Property. No violations are or have been recorded In respect of such licenses or permits and ro proceeding is pending or threatened which could result In the revocation or limitation of any of such licenses or permits.

(h) Except as set forth in Exhibit A to this Agreement, no consent is necessary to effect the transfer to Buyer of the Acquired Assets and, upon the consummation of the transactions contemplated hereby, Buyer will be entitled to use the Acquired Assets to the full extent that Seller used the same immediately prior to the transfer of the Assets.

7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

(a) Buyer is a corporation duly organized, validly existing and In good standing under the laws of the State of Nevada, and has full corporate power and authority to enter into this Agreement and to carry cut Its obligations hereunder.

(b) Buyer has taken all requisite corporate action to authorize and approve the execution of delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes a legal, valid and binding agreement of Buyer.

(c      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate the Certificate of Incorporation or the Bylaws of Buyer or any agreement, contract or other instrument to which Buyer Is a party, or any statute, rule, regulation, order, judgment, award or decree.

(d) The authorized capital stock of Buyer consists of 25,000,000 shares of Common Stock, per value $-001 per share, of which 1,600,000 shares are issued and outstanding on the date of this Agreement. All outstanding shares of stock of Buyer are duly authorized, validly issued, fully paid and nonassessable. There are no shares of c,3pital stock or other securities of the Buyer outstanding except for the outstanding shares of Common Stock described In this Section 7(d), and there are no outstanding options, warrants or rights to purchase any securities of the Buyer.

(e) The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly Issued, fully paid and nonessessable.

(f) Buyer is not a Party to any contract, agreement, lease, license, arrangement, or commitment.

(g) There is no litigation, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer affecting any of its assets or properties that could result, either In any case or In the aggregate, In any material adverse change in the assets, properties or business of Buyer, or that could Impair the validity of this Agreement or any act:on to be taken pursuant to this Agreement.

(h) Neither this Agreement nor any exhibit to this Agreement nor any written statement or certificate furnished by Buyer n connection with this Agreement contains an untrue statement of a material fact or omits to state a fact that is necessary in order to make the statements contained herein and therein, in light of the circumstances under which they are made, not materially misleading.

8. Conditions Precedent to the Obligations of Buyer. All obligations of Buyer under this Agreement are, at its option, subject to fulfillment of each of the following conditions prior to or at the closing:

(a) All material representations and warranties of Seller made in this Agreement or In any exhibit hereto delivered by Seller shall be true and correct as of the Closing Date with the same force and effect as if made on and as of that date.
(b) Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing Date.

9. Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are, at its option, subject to fulfillment of each of the following conditions prior to or at the closing:

(a) All material representations and warranties of Buyer made In this Agreement or In any exhibit hereto delivered by Buyer shall be true and correct on and as of the Closing Date with the same force and effect as If made on and as of that date.

(b) Buyer shall have performed and Complied with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing Date.

10. Eurther Assurances. Following the closing, Seller agrees to take- such actions and execute, acknowledge and deliver to Buyer such further Instruments of assignment, conveyance and transfer and take any other action as Buyer may reasonably request in order to more effectively convey, sell, transfer and assign to Buyer any of the Acquired Assets, to confirm the title cf Buyer thereto, and to assist Buyer In exercising rights with respect to the
Acquired Assets.

11. Survival of Representations and Warranties. All representations and warranties made by each of the parties hereto shall survive the closing for a period of three years after the Closing Date.
12. Indemnification.

(a) Seller agrees to Indemnify, defend and hold harmless Buyer against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, Including Interest, penalties and reasonable attorneys' fees, Incurred by Buyer arising, resulting from, or relating to any breach of, or failure by Seller to perform, any of Its representations, warranties. covenants or agreements In this Agreement or in any exhibit or other document furnished or to be furnished or to be furnished by Seller under this Agreement.

(b) Buyer agrees to indemnify, defend and hold harmless Seller against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, Including interest, penalties and reasonable i9ttorneye fees, Incurred by Seller arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants or agreements In this Agreement.

13.     General Provisions.

13.1 Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

13.2 Notices. All notification, requests, demands and other communications contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States express, certified or registered in mail, postage prepaid, addressed to the following parties, their successors In interest or their permitted assignees at the following addresses, or at such other addressees as the parties may designate by written notice In the manner aforesaid:

Seller:
Mineracao Juina Mirim Ltda.
Av. Novo de Maio I PCA Da Biblio
Juina, MT, Brazil 78320-000
Attention: Nelson Ferreira De Matos, Director

Buyer:
Juina Mining Company, Inc.
350 South Center Street, Suite 411
Reno, Nevada 89501
Attention: Noel M. Frenzel, President

13.3 Assignment. This Agreement shall not be assignable by any party without prior written consent of the other parties, Nothing contained In this Agreement, express or implied, is intended to confer upon any person or entity other than the parties to this Agreement and their successors and assigns, any rights or remedies under this Agreement unless expressly so stated to the contrary.


13.4 Remedies. Except as otherwise expressly provided herein, none of the remedies set forth in this Agreement are intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law, In equity, by statute or otherwise. The election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies.

13.5 Attorney's Fees and Litigation Costs. If an legal action is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any of this Agreement, -the prevailing party shall be entitled to recover Its reasonable attorneys' fees and other costs incurred in such proceeding or other legal action, in addition to any other relief to which it may be entitled, Including but not limited to post-judgment costs.

13.6 Entire Agreement. This Agreement and the exhibits and other matter hereof, and supersede all prior agreements, understandings, discussions, negotiations and commitments of any kind. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except In a writing signed by each of the parties affected thereby.

13.7 Section Headings. The section headings In this Agreement are included for convenience only, are not a part of this Agreement and shall not be used in construing it.

13.8 Severability. In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the validity or enforceability of any other provision or part of this Agreement.

13.9 Counterparts. This Agreement may be executed In one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above mentioned.

BUYER:
JUINA MINING COMPANY, INC.
A Nevada corporation

By: /s/ Noael M. Frenzel
    Noel M. Frenzel, President

SELLER:
MINERACAO JUINA MIRIM LTDA., a Brazilian company
A Brazilian company
By: /s/ Nelson Ferreira De Matos
    Nelson Ferreira De Matos, Director

WITNESS:

By: /s/ Odette Maria Biava
    Odette Maria Biava, an Individual


By:/s/ Adilso Krefla
    Adilso Krefta, an Individual

EXHIBIT A

LIST OF ACQUIRED ASSETS OF
MINERACAO JUINA MIRIM LTDA

Prop" 1000 detailed In research authorization request file #866-787/85 to the Brazilian National Department of Mineral Production, transferred and assigned on the 26th of February. 1996.